 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors My Size Inc:

We consent to the use of our report dated March 21, 2018, with respect to the consolidated balance sheets of My Size Inc. as of December 31, 2017, and 2016 and the related consolidated statements of comprehensive loss, shareholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2017, incorporated by reference herein.

Certified Public Accountants (Israel) Member Firm of KMPG International

Tel Aviv, Israel August 27, 2018